UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             COMMISSION FILE NO. 0-28045

                    HAWAIIAN VINTAGE CHOCOLATE COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                               1050 Bishop Street
                               Honolulu, HI 96813
                                 (808) 735-8494
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON + CLASS A, B, C WARRANTS
            (Title of each class of securities covered by this Form)

                                      NONE
           (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)
                                ----------------

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)           [_]  Rule 12h-3(b)(1)(ii)          [_]
    Rule 12g-4(a)(1)(ii)          [_]  Rule 12h-3(b)(2)(i)           [_]
    Rule 12g-4(a)(2)(i)           [_]  Rule 12h-3(b)(2)(ii)          [_]
    Rule 12g-4(a)(2)(ii)          [_]  Rule 15d-6                    [X]
    Rule 12h-3(b)(1)(i)           [_]  Rule 12h-3(d)                 [_]

     Approximate number of holders of record as of the certification or notice date:75

     Pursuant to the requirements of the Securities Exchange Act of 1934, Hawaiian Vintage Chocolate Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

October 12, 2004                       HAWAIIAN VINTAGE CHOCOLATE COMPANY, INC.

                                       By: /s/  James Walsh
                                           -------------------------------------
                                                James Walsh
                                                Chairman